PBF Energy Announces Appointment of Georganne Hodges and Damian W. Wilmot as Directors
PARSIPPANY, N.J., March 14, 2023 -- PBF Energy Inc. (NYSE: PBF) announced that Georganne Hodges and Damian W. Wilmot have been appointed as independent directors effective as of March 15, 2023.
Thomas J. Nimbley, Chairman of the Board and Chief Executive Officer, commented, "We are very pleased to have Georganne and Damian join the Board of Directors of PBF Energy. Georganne has over 30 years of energy industry and financial expertise, and Damian has led cross-functional teams across a variety of disciplines, including regulatory, risk management and compliance. Their respective areas of expertise will make each of them a valuable contributor to the Board."
Ms. Hodges most recently served as Executive Vice President of Supply, Trading & Logistics at Motiva Enterprises, LLC. In this role, she led the safe operation and optimization of the company’s strategic network of equity terminals. From July 2016 to 2002, she served as Motiva’s Executive Vice President and Chief Financial Officer. Ms. Hodges was also previously the CFO of Spark Energy and the CFO of Direct Energy and she has held other senior financial roles since beginning her career with Arthur Andersen in 1987.
Mr. Wilmot serves as the SVP, Chief Risk and Compliance Officer at Vertex Pharmaceuticals Incorporated, where he is responsible for leading and managing the company’s Global Compliance, Business Continuity & Resilience, Privacy, Records Information Management, Global Litigation and Global Employment Law organizations. He also leads its Enterprise Risk Management, Incident Response & Crisis Management, and Information Governance programs. Prior to Vertex, Mr. Wilmot worked as chief litigation counsel for another global pharmaceutical company, as a litigation partner with Goodwin Procter LLP, and as an assistant U.S. attorney for the District of Massachusetts.
About PBF Energy
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.
Forward-looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” (as that term is defined under the federal securities laws). These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond PBF Energy’s control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in PBF Energy’s filings with the SEC. All forward-looking statements speak only as of the date hereof. PBF Energy does not undertake any obligation to revise or update any forward-looking statements except as may be required by applicable law.
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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994